Exhibit 99.1

For more information:
Investor Relations	Media Relations
Jim DeNike	Colleen Beauregard
Corixa Corp.	Waggener Edstrom Bioscience
206.754.5716	503.443.7000
denike@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES FOURTH QUARTER AND YEAR-END 2003 FINANCIAL RESULTS

Seattle, March 8, 2004 — Corixa Corp. (Nasdaq: CRXA), a developer of immunotherapeutics, today announced financial results for the fourth quarter and year ended December 31, 2003.

For the fourth quarter of 2003, Corixa reported total revenue of $14.2 million compared with total revenue of $9.4 million for the fourth quarter of 2002. Net loss applicable to common stockholders for the fourth quarter of 2003 was $16.9 million, compared with net loss of $19.7 million for the fourth quarter of 2002. Diluted net loss per common share for the fourth quarter of 2003 was $0.31 compared with diluted net loss per common share of $0.40 for the fourth quarter of 2002. Excluding acquisition-related charges, such as intangible and deferred compensation amortization and restructuring charges related to operations, net loss applicable to common stockholders and diluted net loss per common share for the fourth quarter of 2003 were $14.4 million and $0.26, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $19.1 million and $0.39, respectively for the fourth quarter of 2002.

Corixa co-promotion revenue or expense under its agreement with GlaxoSmithKline (GSK) for the sale of BEXXAR therapeutic regimen in the United States is determined based the calculation of joint profit or loss, which is included in sales, general and administrative expense for the quarter ended December 31, 2003. During the initial period of product availability, Corixa expects to record losses from the joint business agreement, reflecting increased expenses for the cost of co-promotion revenue, promotion, education and training. BEXXAR sales in 2003 were $1.2 million. Corixa and GSK announced BEXXAR commercial availability on July 31, 2003 and the assignment of BEXXAR Medicare reimbursement codes on September 11, 2003.

For the full year 2003, Corixa’s total revenue was $50.7 million compared with $48.7 million for 2002. Net loss applicable to common stockholders was $84.9 million in 2003, compared with $208.2 million for 2002. Net loss applicable to common stockholders for 2003 includes an $18.5 million impairment charge associated with sub-leasing space in South San Francisco.

Net loss applicable to common stockholders for 2002 includes a first quarter goodwill impairment charge of $161.1 million resulting from a delay in the launch of BEXXAR. Diluted net loss per common share for 2003 was $1.60 compared with diluted net loss per common share of $4.67 for 2002. Excluding acquisition-related charges, such as intangible and deferred compensation

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amortization, lease-related impairment charges and the goodwill impairment charge, net loss applicable to common stockholders and diluted net loss per common share for 2003 were $62.5 million and $1.18, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $41.8 million and $0.94, respectively for 2002.

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net loss and net loss per share to the respective non-GAAP amounts for the three months and year ended December 31, 2003 and December 31, 2002, is set forth at the end of this press release.

The increase in revenue for the fourth quarter of 2003 compared with the prior year period was due primarily to previously deferred revenue recognized as a result of discontinuing development of PVAC in December 2003, as well as revenue from collaborative agreements with Zenyaku Kogyo and Wyeth. These increases were partially offset by the anticipated expiration of the funded research phase of our collaborative agreement with Zambon.

As of December 31, 2003, Corixa had $192.0 million in cash, cash equivalents and investments.

“2003 was a pivotal year in the evolution of our company,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “We achieved several important milestones, building the foundation for a strong company focused on product commercialization. Our efforts continue to be driven by our focus to bring validated products to market faster and more efficiently. While BEXXAR results to date reflect a typical second-to-market penetration rate for a new product, we and GSK expect significant progress in 2004. Early results in our other core areas of focus are examples of excellent progress in 2004 as we have already announced the $11.6 million funding by the NIH of our TLR4 agonist program, the initiation of a Phase I tuberculosis vaccine trial and our new collaboration with Abbott Laboratories.”

Conference Call
Corixa will hold a conference call and webcast to discuss the fourth quarter and full year financial results Monday, March 8, 2004 at 8 a.m. ET / 5 a.m. PT. To access the live conference call, dial (800) 289-0496 or (913) 981-5519. Webcast participants can sign up at the Investors page of Corixa’s Web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 674577. The call will be rebroadcast until 12 a.m. ET, March 15, 2004.

About Corixa
Corixa is a developer of immunotherapeutics with a commitment to treating and preventing cancer and infectious diseases by understanding and directing the immune system. On June 30, 2003, Corixa announced that the FDA approved BEXXAR for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com.

Corixa Forward-Looking Statements

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This press release contains forward-looking statements, including statements regarding the prospects for commercialization of BEXXAR and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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Corixa Corporation
Consolidated Statement of Operations
(In thousands except per share data)

	Three months ended December 30,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenue:
Collaborative agreements	$13,707	$8,745	$48,307	$46,134
Government grants and contracts	478	665	2,403	2,604

Total revenue	14,185	9,410	50,710	48,738
Operating expenses:
Research and development	25,623	21,733	95,556	99,722
Sales, general and administrative	6,785	6,440	21,697	18,400
Intangible asset amortization	110	110	439	439
Impairment of lease-related assets	—	—	18,491	—
Goodwill impairment	—	—	—	161,060

Total operating expenses	32,518	28,283	136,183	279,621

Loss from operations	(18,333)	(18,873)	(85,473)	(230,883)
Interest income	928	908	3,414	4,287
Interest expense	(1,924)	(560)	(4,378)	(2,275)
Other income	2,487	(934)	2,518	21,472

Net loss	(16,842)	(19,459)	(83,919)	(207,399)
Preferred stock dividend	(30)	(237)	(948)	(767)

Net loss applicable to common stockholders	$(16,872)	$(19,696)	$(84,867)	$(208,166)

Basic net loss per common share	$(0.31)	$(0.40)	$(1.60)	$(4.67)

Shares used in computation of basic and diluted net loss per common share	55,265	49,407	52,981	44,611

	December 31,	December 31,
	2003	2002
Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$191,985	$116,757
Working capital	107,519	55,792
Total assets	250,566	196,106
Long-term obligations less current portion	108,138	6,920
Accumulated deficit	(1,194,560)	(1,110,641)
Total stockholders’ equity	80,956	128,392

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Non-GAAP Financial Measures:
Reconciliation of net loss to net loss excluding acquisition related charges:
Net loss applicable to common stockholders	$(16,872)	$(19,696)	$(84,867)	$(208,166)
Goodwill impairment	—	—	—	161,060
Impairment of lease-related assets	—	—	18,491	—
Intangible asset and leasehold amortization	182	495	1,344	1,980
Deferred compensation amortization	18	84	188	1,495
Other charges	2,307	—	2,307	1,866

Net loss excluding acquisition related charges	$(14,365)	$(19,117)	$(62,537)	$(41,765)

Basic and diluted net loss per share excluding acquisition related charges	$(0.26)	$(0.39)	$(1.18)	$(0.94)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net loss and net loss per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with generally accepted accounting principles in the United States.